Exhibit 10.10

RULES

of the

2004 INNOSPEC INC. EXECUTIVE CO-INVESTMENT PLAN

CONTENTS

1.	PURPOSE AND DEFINITIONS		2

	1.1.	Purpose	2
	1.2.	Definitions	2

2.	PROCEDURE FOR SHARE MATCHING		3

	2.1.	Purchase of Shares with Bonus	3
	2.2.	Purchase of Shares When Target Bonus is Exceeded	4
	2.3.	Procedure for Share Matching	4

3.	CONDITIONS RELATING TO MATCHING SHARES		4

	3.1.	Requirement to Remain in Employment	4
	3.2.	Forfeit of Matching Shares	4

4.	RESTRICTIONS ON MATCHING SHARES		4

	4.1.	Maximum Aggregate Number of Matching Shares	4
	4.2.	Matching Shares may not be sold or transferred	5
	4.3.	No Rights Under Matching Shares	5
	4.4.	Right to Matching Shares Prematurely	5
	4.5.	Admission to NASDAQ	5
	4.6.	Ranking of Matching Shares	5

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION		5

	5.1.	Take-over pursuant to General Offer	5
	5.2.	Voluntary Winding Up of the Company	6

6.	ADMINISTRATION		6

	6.1.	Maintenance of Unissued Share Capital	6
	6.2.	The Committee’s Power to Administer Plan	6
	6.3.	The Committee’s Decision is Final and Conclusive	6
	6.4.	Costs of Administering Plan	6

7.	ALTERATIONS		6

	7.1.	Power to alter Rules	6
	7.2.	Alterations which affect subsisting rights of former or current Eligible Employees	6

8.	GENERAL		6

	8.1.	Effective Date	6
	8.2.	Termination of the Plan	6
	8.3.	Governing Law	6

i

1.	PURPOSE AND DEFINITIONS

1.1.	Purpose

The 2004 Innospec Inc. Executive Co-Investment Stock Plan, adopted by the Board of Directors of the Company on 24 February 2004, for certain senior executives of the Company, is intended to align the interests of such persons with the Company by allowing such senior executives to elect to utilize a portion of his or her Bonus for the purchase of Shares and provisionally receive certain Matching Shares provided by the Company, to facilitate the shareholding requirement for senior management as set out by the Committee.

1.2.	Definitions

In this Plan, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“the Act”

the Income and Corporation Taxes Act 1988;

“Acquiring Company”

the person mentioned in Section 5.1, being a company within the meaning of Section 8.32 of the Act;

“Board of Directors”

the board of directors of the Company;

“Bonus”

the net amount of bonus compensation, after the deduction of all applicable income tax and social security liabilities, as determined by the Committee, awarded to an Eligible Employee in addition to such person’s base salary;

“Bonus Notification Date”

the date on which the Company notifies each Eligible Employee of his Bonus amount;

“the Code”

the United States Internal Revenue Code of 1986 (as amended);

“the Committee”

the Innospec Inc. Compensation Committee;

“the Company”

Innospec Inc., a Delaware Corporation;

“Control”

the meaning ascribed by Section 840 of the Act;

“Election Date”

the date on which an Eligible Employee elects to utilize a portion of his Bonus pursuant to Sections 2.1(a) and 2.2(a);

“Eligible Employee”

the senior executives of the Group designated as participants in the Plan, as determined by the Committee, whether annually or otherwise, who are employed by the Company or any of its Subsidiaries;

“Fair Market Value”

in relation to a Share on any day, either:

(1) if and for so long as the Shares are listed on NASDAQ, the reported closing price of shares of Innospec Inc. common stock on NASDAQ for that day, or the last preceding trading day if that day is not a day that NASDAQ is open for business; or

(2) its fair market value as determined by the Board of Directors;

“Group”

the Company and each of its Subsidiaries;

“Matching Shares”

the matching Shares provisionally issued by the Company to the Eligible Employees pursuant to Sections 2.3(a) and 2.3(b).

“NASDAQ”

The Nasdaq Stock Market, including its three market ties: NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market or their successors;

“Parent”

any company which is a parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Purchase Period”

the next available trading opportunity in accordance with the Company’s trading policy;

“the Plan”

the 2004 Innospec Inc. Executive Co-Investment Stock Plan (as amended on July 1, 2006) in its present form, or as from time to time altered in accordance with the Rules;

“Rules”

the Rules of the Plan and “Rule” shall be construed accordingly;

“Share”

a share of common stock, par value $0.01 per share, in the Company;

“Share Price”

the price paid for a Share during the Purchase Period;

“Subsidiary”

any company which is a subsidiary corporation within the meaning of Section 424(f) of the Code;

“Target Bonus”

a target amount, set annually at the absolute discretion of the Board of Directors, for each Eligible Employee regarding his Bonus.

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine the feminine (and vice versa).

2.	PROCEDURE FOR SHARE MATCHING

2.1.	Purchase of Shares with Bonus

(a)	Within 21 days after each Bonus Notification Date, each Eligible Employee may elect to utilize a minimum of zero and a maximum of fifty percent of his Bonus earned for the purchase of Shares in the Company during the following Purchase Period.

(b)	During the Purchase Period, each Eligible Employee shall purchase a number of Shares equal to the quotient of the amount determined in Section 2.1(a) and the Share Price, rounded down to the nearest whole number.

(c)	In the event that an Eligible Employee does not make an election pursuant to Section 2.1(a) within 21 days after the relevant Bonus Notification Date, then such Eligible Employee shall not receive any Matching Shares granted pursuant to Section 2.3(a).

2.2.	Purchase of Shares When Target Bonus is Exceeded

(a)	If the Committee has awarded an Eligible Employee a bonus in an amount that exceeds the aggregate Target Bonus for such Eligible Employee, then in addition to the Shares purchased pursuant to Section 2.1 above, such Eligible Employee must utilize at least one-third of the amount in excess of Target Bonus and may, within 21 days after the relevant Bonus Notification Date, elect to utilize up to one hundred percent of the excess over Target Bonus for the purchase of Shares in the Company during the following Purchase Period.

(b)	During the following Purchase Period, each Eligible Employee (or the Company if applicable) shall purchase a number of Shares equal to the quotient of the amount determined in Section 2.2(a) (or Section 2.2(c) if applicable) and the Share Price, rounded down to the nearest whole number.

(c)	In the event that an Eligible Employee is required to make an election pursuant to Section 2.2(a) within 21 days after the relevant Bonus Notification Date but does not make such an election, then the Company shall withhold from such Eligible Employee an amount equal to one-third of such Eligible Employee’s Bonus in excess of the Target Bonus and the Company shall purchase on behalf of such Eligible Employee, during the following Purchase Period, a number of Shares in the Company as determined by Section 2.2(b)

2.3.	Procedure for Share Matching

(a)	Subject to Sections 3 and 4 below, for every two Shares purchased by an Eligible Employee pursuant to Section 2.1, the Company shall provisionally provide to such Eligible Employee by reason of his or her employment one additional Matching Share.

(b)	Subject to Sections 3 and 4 below, for every one Share purchased by or on behalf of an Eligible Employee pursuant to Section 2.2, the Company shall provisionally provide to such Eligible Employee one additional Matching Share.

(c)	Subject to Sections 4.2, 5.1, and 5.2, Matching Shares shall not be transferred by the Company to Eligible Employees until the conditions set forth in Section 3 are satisfied.

3.	CONDITIONS RELATING TO MATCHING SHARES

3.1.	Requirement to Remain in Employment

Subject to Sections 4.4, 5.1, and 5.2, each Eligible Employee must remain employed by the Company for a period of three years after the Election Date, at which time all Matching Shares granted by the Company for such utilized bonus shall become vested and shall be transferred to the Eligible Employee.

3.2.	Forfeit of Matching Shares

Subject to Sections 4.4, 5.1, and 5.2, if an Eligible Employee leaves the employment (for any reason whatsoever) of the Company before the Matching Shares have been transferred to him, then such Matching Shares shall be forfeited by such Eligible Employee and, upon such a forfeiture, the Eligible Employee shall not possess any rights or claims of any kind to or under the forfeited Matching Shares.

4.	RESTRICTIONS ON MATCHING SHARES

4.1.	Maximum Aggregate Number of Matching Shares

The maximum aggregate number of Matching Shares which may be issued under the Plan, or purchased from the Company in accordance with Section 6.1, shall be 190,000 (which represents the

95,000 set forth in the Plan as originally adopted, as adjusted to give effect to the 2-for-1 stock split in the Shares that was effected in 2007), subject to any future increase in this limit which may be adopted by and at the discretion of the Committee with approval by the stockholders of the Company to the extent such approval is required by applicable law.

4.2.	Matching Shares may not be sold or transferred

Matching Shares provisionally provided to Eligible Employees under this Plan shall be personal to such Eligible Employee and shall not be capable of being sold, transferred, assigned, or charged until the conditions set forth in Section 3 are satisfied.

4.3.	No Rights Under Matching Shares

Eligible Employees shall have no voting or other rights under the Matching Shares provisionally provided to such Eligible Employees until the conditions set forth in Section 3 are satisfied.

4.4.	Right to Matching Shares Prematurely

Notwithstanding any other provision of these Rules, Matching Shares may, at the discretion of the Committee, be transferred by the Company to an Eligible Employee (or a personal representative in the case of death) following the date on which such Eligible Employee ceases to hold any office or employment with the Company or a Subsidiary on account of:

(a)	death, injury, or disability, as evidenced to the satisfaction of the Committee;

(b)	redundancy (within the meaning of the Employment Rights Act 1996);

(c)	retirement on reaching age 65 or such earlier retirement date as agreed with the Company;

(d)	the transfer of the undertaking or part-undertaking in which the Eligible Employee is employed to a person other than the Company or a Subsidiary;

(e)	the Company or Subsidiary by which the Eligible Employee is employed ceasing to be under the Control of the Company; or

(f)	termination of employment by the Company or Subsidiary for a reason other than gross misconduct.

4.5.	Admission to NASDAQ

If and so long as the Matching Shares are listed on NASDAQ the Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Matching Shares pursuant to the Plan, application shall be made to NASDAQ for permission to deal in these Matching Shares unless such application has already been made.

4.6.	Ranking of Matching Shares

Subject to the provisions of Sections 3 and 4, all Matching Shares issued pursuant to this Plan shall, as to voting, dividend, and other rights (including those arising on a liquidation), not rank pari passu in all respects with the Shares then in issue until such Matching Shares are transferred by the Company to the Eligible Employee.

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION

5.1.	Take-over pursuant to General Offer

If any company (“the Acquiring Company”) becomes a Parent of the Company as a result of making either a tender offer to acquire the whole of the Company’s issued share capital (other than any shares already owned by the Acquiring Company or any Subsidiary of the Acquiring Company) and which is made on a condition that if it is satisfied the Acquiring Company will become the Parent, then all restrictions placed on the Matching Shares pursuant to this Plan shall be removed.

5.2.	Voluntary Winding Up of the Company

If a resolution is passed for the voluntary winding-up of the Company, then all restrictions placed on the Matching Shares pursuant to this Plan shall be removed.

6.	ADMINISTRATION

6.1.	Maintenance of Unissued Share Capital

The Company shall at all times either keep available sufficient unissued Shares to satisfy the issuance of Matching Shares under the Plan (taking account of any other obligations of the Company to allot unissued or treasury Shares) or shall ensure that sufficient issued Shares will be available to satisfy the terms of this Plan. Notwithstanding anything in the Plan to the contrary, to the extent that any terms of the Plan permit or require an Eligible Employee to purchase Shares, an Eligible Employee shall (i) purchase such Shares directly from the Company at the then Fair Market Value; or (ii) purchase such Shares on the open market. Shares purchased from the Company shall be subject to the limit regarding the total number of Shares which may be issued under the Plan or purchased from the Company as specified in Rule 4.1.

6.2.	The Committee’s Power to Administer Plan

The Committee may make such regulations for the administration of the Plan as it deems fit, provided that no regulation shall be valid to the extent it is inconsistent with the Rules.

6.3.	The Committee’s Decision is Final and Conclusive

The decision of the Committee in any dispute relating to an issuance pursuant to this Plan, or any other matter in respect of the Plan, shall be final and conclusive.

6.4.	Costs of Administering Plan

The costs of introducing and administering the Plan shall be borne by the Company.

7.	ALTERATIONS

7.1.	Power to alter Rules

Subject to Section 7.2, the Committee may in its discretion alter the Rules, provided that no such alteration shall be made without stockholder approval to the extent such approval is required by law.

7.2.	Alterations which affect subsisting rights of former or current Eligible Employees

The Committee may not alter the Rules such that such alteration would abrogate or adversely affect the subsisting rights of former or current Eligible Employees.

8.	GENERAL

8.1.	Effective Date

The Plan shall become effective as of the date it is approved by the Board of Directors.

8.2.	Termination of the Plan

The Plan shall terminate on the tenth anniversary of the date on which it is approved by the Committee or at any earlier time by the passing of a resolution by the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of former or current Eligible Employees.

8.3.	Governing Law

This Plan shall be governed by and construed in accordance with English Law.